Senior Executive Incentive Plan (SEIP)
For Q4 Fiscal Year 2017 - Q3 Fiscal Year 2018
December 2017

I.	PURPOSE
Toys “R” Us (the “Company”) has established the Senior Executive Incentive Plan (“SEIP” or the “Plan”) to award quarterly cash incentives for purposes of motivating and rewarding Team Members. All eligibility and other rules apply to the extent that they do not conflict with any applicable local law.

II.	EFFECTIVE DATE
This Plan sets forth the short-term incentive program for the Performance Periods of Q4 FY 2017 through Q3 FY 2018 of the Company.

III.	ELIGIBILITY

a.
All senior executive Team Members that are set forth in Schedule A are eligible to participate in the SEIP at the SEIP Target defined in Schedule C. SEIP Payments are subject to a Clawback Period, Holdback Provision, and Catch-Up Provision.

b.
A Team Member must be employed on the payout date for the applicable Performance Period to receive any SEIP Payment for that Performance Period. Team Members who leave the Company, voluntarily or involuntarily, prior to the payout date will not be eligible to receive the SEIP Payment except as may be required by any applicable employment agreement or unless otherwise required by applicable local law.

c.
A Team Member must be employed at Emergence to receive the Emergence Payment. Team Members who leave the Company, voluntarily or involuntarily, prior to Emergence will not be eligible to receive the Emergence Payment except as may be required by any applicable employment agreement or unless otherwise required by applicable local law. Refer to Section VI for additional exceptions.

IV.	DEFINITIONS
Incentive Payment refers to either (a) a SEIP Payment, (b) an Emergence Payment, or (c) both, as applicable.

Catch-Up Provision provides that if the SEIP Target cumulative performance exceeds the aggregate SEIP Payments made for each of the Performance Periods, the Company will pay the difference to the Team Member in the form of a one-time payment. The Catch-Up Provision is applied only at the end of the Q3 FY 2018 and is based on the combined cumulative SEIP Target performance for the Q1 through Q3 of FY 2018.

Clawback Period is a period in which a SEIP payment is subject to repayment by the Team Member if the Team Member voluntarily leaves during that time. Any Q4 FY 2017 SEIP payments are subject to a Clawback Period through September 14, 2018. Any subsequent SEIP Payments under this Plan are subject to a six-month Clawback Period following the close of the respective Performance Period. All Clawback Periods terminate upon emergence of the Company from their chapter 11 cases with a confirmed chapter 11 plan of reorganization. For the avoidance of doubt, in the event of death or termination due to disability, termination by the Company without Cause or by the Team Member for Good Reason, SEIP Payments shall not be subject to repayment by the Team Member.
Company is defined in Section I.
Emergence is the date that the Company emerges from chapter 11 bankruptcy with a confirmed chapter 11 plan of reorganization and are no longer chapter 11 debtors.
Emergence Payment is equal to 35% of what a Team Member’s SEIP Payment would equal at Target Threshold, which is earned and payable at Emergence. If the Team Member earns a SEIP Payment in any Performance Period, the Emergence Payment is deducted from the Team Member’s SEIP Payment and held back until Emergence (the “Holdback Provision”). The Emergence Payment is not dependent upon achieving any SEIP Targets or earning SEIP Payments. For the avoidance of doubt, if the Team Member does not earn a SEIP Payment or does not earn SEIP Payments equal to the Emergence Payment, the Team Member still receives their full Emergence Payment at Emergence.

Financial Target is Global EBITDA.

Global EBITDA is adjusted EBITDA, defined as net earnings before interest expense, income tax, depreciation and amortization, further adjusted to exclude the effects of certain income and expense items that could make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring.

Examples of one-time items include private equity sponsor management and advisory fees, goodwill and asset impairment charges, restructuring charges, impact of litigation, net gains on sales of properties, as well as transition of our U.S. e-commerce operations, natural disaster costs, store closure costs, or other items that management believes are generally non-recurring. For incentive purposes, the Global EBITDA results used to determine achievement against financial plan are net of any incentive award expenses.

Holdback Provision is defined in “Emergence Payment.”

Incentive Earnings, for exempt Team Members in the US, is the base salary as of the last day of the respective Performance Period. For non-exempt Team Members in the US, it is the total amount of base wages and, where applicable, overtime earnings and shall be inclusive of any vacation, paid time off, and/or earned time off during the applicable Performance Period. SEIP payments shall not be considered a form of base wages for a Team Member. Additional wage payments, unless otherwise mandated by local law, are not included in the calculation of Incentive Earnings.

Maximum Threshold is the SEIP Target at which maximum SEIP Payments are paid to Team Members in accordance with Maximum Threshold payouts set forth on Schedule B.

Minimum Threshold is the SEIP Target at which no SEIP Payments are paid to Team Members, as set forth on Schedule B.

Performance Period is each fiscal quarter of the Company during which the Plan is in effect, which shall be from Q4 2017 - Q3 2018. Each Performance Period is a percentage of a Team Member’s total annual incentive payout such that 4 consecutive Performance Periods shall account for 100% of the Team Member’s annual incentive:

4Q 2017	1Q 2018	2Q 2018	3Q 2018
40%	20%	20%	20%

In the event, financial and/or non-financial results for a particular Performance Period require restatement in a subsequent period, payments made based on the original results in the restated Performance Period will not be recalculated.

Plan is defined in Section I.

SEIP is defined in Section I.

SEIP Order is the order entered by the Bankruptcy Court approving the SEIP on December 6, 2017.

SEIP Payment is any payment made to a Team Member as a percentage of such Team Member’s Incentive Earnings on account of achieving SEIP Targets set forth on Schedule B and in accordance with the payout percentages set forth on Schedule C, which are reflected as a percentage of such Team Member’s Incentive Earnings on the last day of the Performance Period.

SEIP Targets are the Financial Target metrics set forth in Schedule B, including Minimum Threshold, Target Threshold, and Maximum Threshold, both (1) as approved by the Board of Directors of the Company and (2) as approved under the SEIP Order for a particular Performance Period(s).

Target Threshold is the SEIP Target at which SEIP Payments are paid to Team Members in accordance with Target Threshold payouts set forth on Schedule B.

V.	DESIGN & METRICS

a.
SEIP Payments are based on achievement of the SEIP Targets. The applicable metrics vary by business unit for each Performance Period. The SEIP Targets set forth on Schedule B shall be updated for each Performance Period as SEIP Targets are approved by the Company’s Board of Directors and as required under the SEIP Order for each fiscal quarter. The Company will distribute a new Schedule B to this Plan each time the SEIP Targets for a fiscal quarter is approved.

Business Units
Global Resource Center(1)	100% Global EBITDA
(1) Includes Leadership Team

b.
The Team Member begins to receive a SEIP Payment at its eligible payout percentage once the SEIP Target exceeds Minimum Threshold. SEIP Payments are interpolated between Minimum Threshold and Target Threshold, and between Target Threshold and Maximum Threshold, depending on the SEIP Target achieved, as set forth on Schedule B.

c.
The Emergence Payment is earned and payable at Emergence. The Emergence Payment is deducted from a Team Member’s SEIP Payment up to the amount of the Emergence Payment. The full amount of the Emergence Payment is payable to eligible Team Members regardless of whether any SEIP Targets are achieved or any SEIP Payments are earned.

VI.	PRO RATA RULES
For each Performance Period the SEIP Payment will be based upon the Team Member’s SEIP Target in effect for their level on the last day of the applicable Performance Period. All rules apply to the extent that they do not conflict with any applicable local laws. All eligibility rules outlined in Section III must still be met.

a.	Movement Between Incentive Plans
If a Team Member changes positions on or before the last day of the Performance Period that results in a change to the Incentive Plan they are eligible for, the plan in effect for the role the Team Member was in on the last day of the Performance Period will apply to that Performance Period for the length of time the they were in an Incentive eligible position in that period and is subject to all the plan rules for that plan.

b.	Interim Assignments
If a Team Member is assigned to or asked to perform a different role on a temporary basis for a period of time during the Performance Period, his or her SEIP payment will be calculated based on the metrics and SEIP Target that is in effect for his or her original role.

c.	New Hires
Unless otherwise noted in their offer letter or employment agreement, Team Members who commence employment after the first day of the Performance Period (a “New Hire”) will have their SEIP payment prorated based on the number of actual days spent in an eligible position during the period. Notwithstanding anything herein to the contrary, any SEIP payments to New Hires are not eligible for payment unless and until the Company obtains bankruptcy court approval to make such payments to the New Hire.

d.	Promotions
Payment for Team Members who are promoted (a “Promoted Team Member”) into an incentive eligible role on or after the first day of the Performance Period will be based on the SEIP Target, Incentive Earnings and Incentive Plan in effect for their level on the last day of the Performance Period. Payment will be prorated based on the number of actual days spent in an incentive eligible position during that period. Notwithstanding anything herein to the contrary, any changes to SEIP Payments for Promoted Team Member are not eligible for payment unless and until the Company obtains bankruptcy court approval to make additional SEIP payments to the Promoted Team Member.

e.	Demotions
Payments for Team Members who demote on or after the first day of the Performance Period will be based on the SEIP Target, Incentive Earnings and Incentive Plan in effect for their level on the last day of the Performance Period. If that level is not incentive eligible, the Team Member forfeits eligibility for that Performance Period.

f.	Retirement
To the extent permitted by applicable local law, Team Members who retire from the Company after the close of the applicable Performance Period, but prior to the payout date, will still be eligible to receive their SEIP payment if they retire after attaining age 60 and have 10 or more years of continuous service from their most recent hire date. The Catch-Up Payment applies if the Team Member retires after the third quarter of FY 2018 but before the SEIP Payment date. The Holdback Provision still applies, though Team Members that have retired prior to Emergence are not eligible for an Emergence Payment. The Clawback Provision does not apply.

g.	Death
In the case of an eligible Team Member who dies during the Performance Period, the amount of the SEIP payment, assuming the applicable metrics are met, will be prorated based on the date of death and the number of days the Team Member was employed during such Performance Period. Subject to the Holdback Provision, any payment due will be paid to the Team Member’s beneficiary or estate at the time set forth in Section VII below. If the Team Member dies before Emergence, the Team Member remains eligible for an Emergence Payment.

h.	Voluntary or Involuntary Cessation of Employment
A Team Member who has his or her employment cease prior to the SEIP Payment date shall not be entitled to a SEIP Payment unless the payment date falls within the required minimum notice period for that jurisdiction or unless required by applicable local law.

i.	Reduction In Force
Subject to the Holdback Provision, a Team Member impacted by a reduction in force after the close of the Performance Period but who is not actively employed on the payout date remains eligible to receive their SEIP Payment. However, a Team Member impacted by a reduction in force before the close of the Performance Period would not be eligible to receive their SEIP Payment except as may be required by applicable local law and only to the extent consistent with applicable bankruptcy law and the SEIP Order.

j.	Rehires
Except in the case of an administrative termination in error, Team Members who terminate and are rehired back in the Performance Period are only eligible for a SEIP award based on the number of actual days spent in an eligible position after their rehire date.

VII.	PAYMENTS

a.
For each Performance Period, if SEIP Targets and all other terms and conditions are satisfied, SEIP Payments, subject to the Holdback Provision, will be made to each eligible Team Member in one lump sum cash payment on a date selected by the Company during the 2 ½ month period following the close of such Performance Period.

b.	Prior to Emergence, all SEIP Payments made to a Team Member under this Plan are subject to the Clawback Period.

c.
If all other terms and conditions are satisfied, Emergence Payments will be made to each eligible Team Member in one lump sum cash payment on a date selected by the Company on Emergence or as reasonably practicable thereafter.

d.	All Incentive Payments are subject to applicable tax withholding and payroll deductions required by law, as well as any other previously defined Company or individual withholdings.

e.	Prior to the payout of any SEIP for any Performance Period, the total short term incentive expense will be reviewed and approved by an appropriate committee of the Board of Directors.

VIII.	GENERAL PROVISIONS

a.
To the extent permitted by applicable local law, bankruptcy law, and the SEIP Order, the Company reserves the right to amend, suspend, or terminate all or part of the Plan, or to modify any payments thereunder, for any or no reason, with or without advance notice.

b.
Incentive Payments may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Incentive Payment shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive Payment not specifically permitted herein shall be null and void and without effect.

c.
Participation in the Plan is not a guarantee of continued or future employment and does not alter the “at-will” employment nature of the relationship between a Team Member and the Company in those jurisdictions where “at-will” employment is applicable.

d.
Any proposed exceptions to the Plan must be submitted in writing to the Global Resource Center (GRC) Compensation department. Approval must be obtained prior to any action being taken and/or discussions with a Team Member.

e.
The Company will have the exclusive authority to administer and interpret the Plan in its sole discretion; provided that the Plan is subject to the requirements of the SEIP Order and, to the extent of any inconsistency between the Plan and the SEIP Order, the SEIP Order governs.

SCHEDULE A
ELIGIBILITY – UNITED STATES

Level(1)
25
24
23
22
(1) Only Team Members within these levels deemed as "insiders" of the Company are included in this plan

SCHEDULE B
Q4 2017 SEIP TARGETS

Global EBITDA reflected in millions
Payout %	Minimum Threshold	Target Threshold	Maximum Threshold (Stretch)
Achievement $	USD Currency	USD Currency	USD Currency
Q4 2017	420.29	477.60	558.79
Q1 2018	TBD	TBD	TBD
Q2 2018	TBD	TBD	TBD
Q3 2018	TBD	TBD	TBD

SCHEDULE C
SEIP Payments as a Percentage of Incentive Earnings

	SEIP Target
Team Member Title	Minimum Threshold Achievement	Target Threshold Achievement	Maximum Threshold Achievement (Stretch)
CEO	0%	125%	210.0%
EVP	0%	150%	210.0%
SVP	0%	85%	127.5%
VP	0%	70%	105.0%